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PROSPECTUS

     1,115,488 Shares

VALUECLICK, INC.

Common Stock

    On October 19, 2001, we acquired Mediaplex, Inc. We may sell up to 1,115,488 shares of our common stock to former employees of Mediaplex, Inc. whose options or warrants we assumed in the acquisition. If all such former employees purchase our common stock subject to the assumed options and warrants, we will receive aggregate proceeds of $3,263,669.

    Our common stock is quoted on the Nasdaq National Market under the symbol "VCLK." On November 21, 2001, the closing price of our common stock as reported on the Nasdaq National Market was $2.57.

    Investing in our common stock involves risks. See the sections entitled "Risk Factors" in the documents we file with the Securities and Exchange Commission that are incorporated by references in this prospectus for some of the risks and uncertainties that you should consider.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 21, 2001.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at our web site at http://www.valueclick.com and at the Securities and Exchange Commission's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

    1.
    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
    2.
    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.
    3.
    Our Current Reports on Form 8-K filed on December 5, 2000 (as amended on Form 8-K/A filed on February 5, 2001), December 22, 2000 (as amended on Form 8-K/A filed on February 22, 2001), July 3, 2001 and October 24, 2001.
    4.
    Our Joint Proxy Statement/Prospectus contained in our registration statement on Form S-4 (File No. 333-65562) declared effective by the Securities and Exchange Commission on September 27, 2001.
    5.
    The description of our common stock contained in our registration statement on Form 8-A12G (File No. 000-30135) filed on March 28, 2000, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Investor Relations
      ValueClick, Inc.
      4360 Park Terrace Drive, Suite 100
      Westlake Village, California 91361
      (818) 575-4500

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    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus.

THE COMPANY

    We are a leading provider of performance-based Internet advertising solutions. For marketers seeking measurable results, we strive to provide the highest return on their advertising investment through a combination of performance-based pricing, advanced targeting capabilities, rigorous network quality control and an integrated product line. Specifically, we provide online advertisers and publishers of Websites advertising models known as cost-per-click, cost-per-action and cost-per-lead, in which an advertiser only pays us, and we in turn only pay a publisher of a Web site, when an Internet user clicks on an advertiser's banner advertisement, performs a specific action, such as a software download, an online registration or other transactions or when an e-mail lead is generated.

    As one of the largest aggregators of advertising on small- to medium sized Web sites, we believe that we provide advertisers a cost-effective solution for purchasing advertising space from thousands of Web publishers through a single source. Our advertising network which currently consists of over 20,000 Web sites worldwide and reaches approximately 1 out of every 3 U.S.-based Internet users each month, grew approximately 103% during 2000. In order to join our network, member Web sites must satisfy our strict quality standards for content and traffic. In 2000, we served in excess of 42 billion Web advertisements and delivered over 158 million visitors to advertisers' Websites.

    Our executive offices are located at 4360 Park Terrace Drive, Suite 100, Westlake Village, CA 91361, and the telephone number at that address is: (818) 575-4500.

PLAN OF DISTRIBUTION

    We may sell up to 1,115,488 shares of our common stock to former employees of Mediaplex, Inc. whose options or warrants we assumed in the acquisition. If all such former employees purchase our common stock subject to the assumed options and warrants, we will receive aggregate proceeds of $3,263,669.

RECENT DEVELOPMENTS

    On October 19, 2001 we completed our acquisition of Mediaplex, Inc. Under the terms of the merger agreement, a wholly-owned subsidiary of ValueClick was merged with and into Mediaplex, Inc. and Mediaplex, Inc. survived as a wholly-owned subsidiary of ValueClick. Mediaplex, Inc. serves the marketing communication industry with technology solutions for digital messaging, support services that maximize campaign return, and infrastructure tools to ensure effective program implementation. Under the terms of the merger agreement, each share of Mediaplex, Inc. common stock was automatically converted into 0.4113 shares of our common stock, and each outstanding Mediaplex, Inc. option was assumed by us and became an option to purchase a number of shares of our common stock equal to the number of shares of Mediaplex, Inc. common stock subject to that Mediaplex, Inc. option immediately before the merger multiplied by 0.4113, rounded down to nearest whole number. The exercise price of our option is equal to the exercise price of the Mediaplex, Inc. option divided by 0.4113, rounded up to the nearest cent. We issued approximately 14.9 million shares of our common stock in the acquisition and assumed options to purchase approximately 3.5 million shares of common stock. In connection with the acquisition, a Joint Proxy Statement/Prospectus contained in a Registration Statement on Form S-4 (File No. 333-65562) was filed with the Securities and Exchange Commission and declared effective on September 27, 2001.

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USE OF PROCEEDS

    If any of the former employees of Mediaplex, Inc. purchase our common stock by exercising options or warrants that we assumed in our acquisition of Mediaplex, Inc., we will use any net proceeds that we receive as part of our general working capital.

DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently anticipate retaining all available funds, if any, to finance internal growth and product development. Payment of dividends in the future will depend upon our earnings and financial condition and such other factors as our board of directors may consider or deem appropriate at the time.

LEGAL MATTERS

    The validity of the issuance of the shares in this offering will be passed upon for ValueClick, Inc. by Brobeck, Phleger & Harrison LLP, Los Angeles, California.

EXPERTS

    The consolidated financial statements and the financial statement schedule of ValueClick, Inc. as of December 31, 1999 and 2000, and for the period from May 1, 1998 (inception) through December 31, 1998 and for each of the two years in the period ended December 31, 2000, incorporated in this Prospectus by reference to the ValueClick, Inc. Joint Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 dated September 27, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Mediaplex, Inc. as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, incorporated in this Prospectus by reference to the ValueClick, Inc. Joint Proxy Statement/ Prospectus included in the Registration Statement on Form S-4 dated September 27, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale of the offered shares shall, under any circumstances, create any implication that there has not been any change in the facts of the offered shares set forth in this prospectus or in the affairs of ValueClick, Inc. since the date of the prospectus.

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1,115,488 Shares

VALUECLICK, INC.
Common Stock

PROSPECTUS

November 21, 2001

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
PLAN OF DISTRIBUTION
RECENT DEVELOPMENTS
USE OF PROCEEDS
DIVIDEND POLICY
LEGAL MATTERS
EXPERTS